UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 23, 2005

HF FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-19972	46-0418532

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

225 South Main Avenue, Sioux Falls, SD		57104

(Address of principal executive office)		(ZIP Code)

(605)   333-7556

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.05  Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On March 23, 2004, the Board of Directors of HF Financial Corp. (the “Corporation”) approved an amendment to the Corporation’s Code of Conduct and Ethics (the “Code”), which applies to all of the Corporation’s directors, officers and employees, including its principal executive officer and principal financial and accounting officer.  The amendment removed Section XV from the Code, which stated:

“The Company may employ relatives of current officers, directors and employees. However, in order to reduce the possibility or perception of favoritism, and to avoid placing related persons in embarrassing positions, the Company will not allow related persons to be assigned to positions where one employee may have the opportunity to check, process, review, approve, audit or otherwise affect the work of his or her relative, or be put in a position where one employee might influence the salary, progress or promotion of his or her relative. Due to internal control ramifications, the Company’s Audit Committee must review the structure prior to any hiring or transfer of related employees as defined under this policy.”

In approving such amendment, the Board of Directors of the Corporation determined that it would be more appropriate to include a similar policy in the Corporation’s internal human resources policies that permits the Corporation’s management to make decisions regarding the hiring, promotion and supervision of relatives of officers, directors and employees, but requires subsequent reporting of such decisions to the Audit Committee of the Board of Directors so that the Audit Committee can monitor such decisions and assess the impact of any internal control ramifications.

This amendment to the Code did not constitute or effect a waiver of application of any provision of the Code to the Corporation’s principal executive officer, principal financial and accounting officer or persons performing similar functions.

A complete copy of the Code, as amended, is available to stockholders on the Corporation’s website at https://www.homefederal.com/homefederal/hffc.html.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HF Financial Corp.

(Registrant)

Date: March 29, 2005	by	/s/ Curtis L. Hage
Curtis L. Hage, Chairman, President
And Chief Executive Officer
(Duly Authorized Officer)

Date: March 29, 2005	by	/s/ Darrel L. Posegate
Darrel L. Posegate, Executive Vice President,
Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)